Exhibit 99.1

Synergy Pharmaceuticals Reports 2013 Fourth Quarter and Full-Year Financial Results

NEW YORK, March 17, 2014 — Synergy Pharmaceuticals Inc. (Nasdaq: SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, today reported its financial results and business update for the fourth quarter and the year ended December 31, 2013. Synergy is developing plecanatide for the treatment of chronic idiopathic constipation (CIC) and constipation-predominant irritable bowel syndrome (IBS-C).

Recent Developments

•                  On November 13, 2013, Synergy started the first of two planned pivotal phase 3 clinical trials to confirm the safety and efficacy of plecanatide in adult patients with CIC.

•                  On December 24, 2013, Synergy closed patient enrollment in its plecanatide phase 2b clinical trial in irritable bowel syndrome with constipation (IBS-C)

•                  On January 2, 2014, Synergy’s common stock was transferred to the NASDAQ Global Select Market., the highest of the three market tiers at NASDAQ.

•                  On January 28, 2014, Synergy’s board of directors approved the final distribution ratio and declared a pro rata dividend for the spin-off of the shares of common stock of Synergy’s previously wholly-owned subsidiary, ContraVir Pharmaceuticals, Inc. (“ContraVir”).

Synergy’s cash, cash equivalents and available-for-sale securities balance as of December 31, 2013 was $68.2 million, as compared to $32.5 million on December 31, 2012. During the year ended December 31, 2013, net cash provided by financing activities was $89.2 million resulting from its controlled equity sales of its common stock and underwritten public offering, as compared to $52.1 million during the year ended December 31, 2012.  Net cash used in operating activities during the year ended December 31, 2013 and 2012 was $52.6 million and $31.1 million, respectively. Net loss for the year ended December 31, 2013 was $62.1 million or $0.73 per share, as compared to a net loss of $39.4 million, or $0.64 per share, for the year ended December 31, 2012.

Net loss for the quarter ended December 31, 2013 was $19.9 million or $0.22 per share, as compared to a net loss of $12.0 million, or $0.18 per share, for the quarter ended December 31, 2012.  During the quarter ended December 31, 2013, non-cash expense items, principally the change in fair value of derivative instruments and stock based compensation expense, totaled $1.9 million, or $0.02 per share, whereas such items in the quarter ended December 31, 2012 totaled $1.8 million, or $0.03 per share.

Synergy had approximately 90 million common shares issued and outstanding at December 31, 2013.

About Synergy Pharmaceuticals Inc.

Synergy Pharmaceuticals Inc. is a biotechnology company focused on the research and development of novel drugs for the treatment of gastrointestinal (GI) diseases and disorders. Synergy has discovered proprietary analogs of the human GI hormone, uroguanylin, the natural agonist for the intestinal guanylate cyclase-C (GC-C) receptor. Both Synergy’s lead GC-C agonist, plecanatide, and next-generation GC-C agonist, SP-333, mimic uroguanylin’s natural functions by binding to and activating the GC-C receptor in the GI tract to stimulate fluid and transit required for normal bowel function. Plecanatide is in phase 3 clinical trials for chronic idiopathic constipation and a phase 2b study for irritable bowel syndrome with constipation. SP-333 is in phase 2 development for opioid-induced constipation and is also being explored for ulcerative colitis. For more information please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Consolidated Balance Sheets ($ in thousands)

	December 31, 2013	December 31, 2012

Assets
Cash, cash equivalents and short term available for sale securities	$68,157	$32,502
Prepaid expenses and other current assets	3,718	1,547
Total Current Assets	71,875	34,049
Other Assets	683	3,356
Total Assets	$72,558	$37,405
Liabilities and Stockholders’ Equity
Accounts payable	13,542	5,255
Accrued expenses	2,134	2,060
Total Current Liabilities	15,676	7,315
Derivative financial instruments —warrants	1,534	5,258
Total Liabilities	17,210	12,573
Total Stockholders’ Equity	55,348	24,832
Total Liabilities and Stockholders’ Equity	$72,558	$37,405

Consolidated Statement of Operations

($ in thousands except share and per share data)	Three Months ended December 31, 2013	Three Months ended December 31, 2012	Year ended December 31, 2013	Year ended December 31 2012

Revenues	$—	$—	$—	$—
Costs and Expenses:
Research and development	16,449	9,085	50,630	29,294
Purchased in-process research and development	—	—	—	1,000
General and administrative	2,908	2,447	11,681	7,941
Loss from Operations	(19,357)	(11,532)	(62,311)	(38,235)
Other income	—	250	—	506
Interest and investment income	11	68	59	218
Interest Expense	(21)	—	(21)	—
Change in fair value of derivative instruments - warrants	(484)	(764)	149	(1,933)

Net Loss	$(19,851)	$(11,978)	$(62,124)	$(39,444)

Net Loss per common share, basic and diluted	$(0.22)	$(0.18)	$(0.73)	$(0.64)
Weighted Average Common Shares Outstanding	90,182,115	66,194,306	85,220,458	61,702,277

CONTACT:

Media Contact

Gem Gokmen

Office:  212-584-7610

Mobile:  646-637-3208

ggokmen@synergypharma.com

Investor Contact

Bernard Denoyer

Office: 212-297-0020

Mobile: 203-300-8147

bdenoyer@synergypharma.com